Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form F-1) of Oriental Culture Holding LTD of our report dated May 13, 2019 relating to the consolidated financial statements of Oriental Culture Holding LTD for the year ended December 31, 2018.

We consent to the incorporation by reference in the Registration Statement (Form F-1) of Oriental Culture Holding LTD of our report dated January 10, 2020 relating to the consolidated financial statements of Oriental Culture Holding LTD for the six month period ended June 30, 2019.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Very truly yours,

Flushing, New York
January 10, 2020